Exhibit 4.12

AIRNET SYSTEMS, INC.

Loan and Security Agreement

Loan Number: 1000119650

This Agreement is dated as of June 30, 2004 and is executed by and between BANC ONE LEASING CORPORATION (“Lender”), with Lender’s principal office located at 1111 Polaris Parkway, Suite A3 (OH1-1085), Columbus, Ohio 43240 and the borrower identified below (“Borrower”):

Borrower: JETRIDE, INC.

Borrower’s Address: 3939 International Gateway, Columbus, Ohio 43219

1.  GRANT OF SECURITY INTEREST.  Borrower grants, pledges and assigns to Lender a security interest in all of Borrower’s respective right, title and interest in and to the property described on the attached Schedule A-1, now or hereafter arising or acquired, wherever located, together with any and all additions, accessions, parts, accessories, substitutions and replacements thereof, now or hereafter installed in, affixed to or used in connection with said property (the “Equipment”), in all proceeds thereof, cash and non-cash, including, but not limited to, proceeds of notes, checks, instruments, indemnity proceeds, or any insurance on such and any refund or rebate of premiums on such (“Collateral”).  This Agreement secures the prompt payment and complete performance in full when due, whether at the stated maturity, by acceleration or otherwise, of all payment and other obligations of Borrower under or in connection with this Agreement, and the Business Purpose Promissory Note executed in connection with the Loan Number referenced above with the Borrower as the maker (the “Note”), and any and all renewals, extensions or substitutions therefor (“Obligations”).  Borrower is and will continue to be (or, with respect to after acquired property that constitutes Equipment under this Agreement, will be when acquired) the legal and beneficial owner of the Collateral free and clear of any Lien except for the security interest created by this Agreement and/or any other prior security agreement delivered by Borrower to Lender.  Except as previously disclosed to Lender in writing, no effective Uniform Commercial Code (“UCC”) financing statement or other instrument covering all or any part of the Collateral is on file in any recording office, except those in favor of Lender.  At its sole expense, Borrower shall protect and defend Lender’s first priority security interest in the Collateral against all claims and demands whatsoever.

2.  MAINTENANCE AND USE.  At its sole expense, Borrower shall (a) repair and maintain the Equipment in good condition and working order and supply and install all replacement parts or other devices when required to so maintain the Equipment or when required by applicable law or regulation, which parts or devices shall automatically become part of the Equipment; (b) use and operate the Equipment in a careful manner in the normal course of its business and only for the purposes for which it was designed in accordance with the manufacturer’s warranty requirements, and comply with all laws and regulations relating to the Equipment, and obtain all permits or licenses necessary to install, use or operate the Equipment;  (c) except as provided in clause (d) below, make no alterations, additions, subtractions, upgrades or improvements to the Equipment without Lender’s prior written consent, which consent will not be unreasonably withheld, but any such alterations, additions, upgrades or improvements shall automatically become part of the Equipment; (d) maintain, inspect, service and repair, overhaul and test the Equipment in accordance with the FAA approved maintenance program, manufacturer’s approved maintenance program, FAA airworthiness directives, and the manufacturer’s alert bulletins and urgently recommended service bulletins and procedures, and perform all duties and tasks which would be required to maintain the Equipment, including the engines, in full compliance with the manufacturer’s specification (i) so as to keep the Equipment in as good operating condition as when delivered to the Borrower hereunder, ordinary wear and tear excepted, and (ii) so as to keep the Equipment in such operating condition as may be necessary to enable the airworthiness certification of such Equipment to be maintained in good standing at all times under the Act (as defined in Section 20 hereof); and (e) maintain all records, logs and other materials required by the FAA to be maintained in respect of the Equipment. The Equipment will not be based outside of the United States, provided, however, that the Equipment shall not be outside of the United States for more than ninety (90) days in any calendar year.  The Equipment shall not be operated within, over or into any jurisdiction not covered by the insurance policies required herein nor shall the Equipment be operated in any jurisdiction that does not have diplomatic relations with the United States.  Lender has the right upon reasonable notice to Borrower to inspect the Equipment wherever located.  The Equipment shall be based at the location specified on Schedule A-1.  The Equipment may be repositioned by Borrower, from time to time, to other locations within the United States in the normal course of the Borrower’s business.  Borrower shall notify Lender in writing of any new location where the Equipment is based within five (5) days of any repositioning of the Equipment.

3.  INSURANCE.  At its sole expense, Borrower at all times shall keep each item of Equipment insured against all risks of loss or damage from every cause whatsoever for an amount not less than the greater of the full replacement value or the Financed Amount (as defined in Section 20 hereof).  All insurers shall be reasonably satisfactory to Lender.  Borrower shall deliver to Lender satisfactory evidence of such coverage.  Proceeds of any insurance covering damage or loss of the Equipment in excess of $250,000.00 shall be payable to Lender as loss payee and shall, at Lender’s option, be applied toward (a) the replacement, restoration or repair of the Equipment, or (b) payment of the obligations of Borrower under this Agreement.   If an event of default occurs and is continuing, then Borrower automatically appoints Lender as Borrower’s attorney-in-fact with full power and authority in the place of Borrower and in the name of Borrower or Lender to make claim for, receive payment of, and sign and endorse all documents, checks or drafts for loss or damage under any such policy.  Each insurance policy will require that the insurer give Lender at least 30 days prior written notice of any cancellation of such policy and will require that Lender’s interests remain insured regardless of any act, error, omission, neglect or misrepresentation of Borrower, and will contain those other requirements outlined in Schedule 3 hereof.  The insurance maintained by Borrower shall be primary without any right of contribution from insurance which may be maintained by Lender.

4.  LOSS OR DAMAGE.  Borrower bears the entire risk of loss, theft, damage or destruction of Equipment in whole or in part from any reason whatsoever (“Casualty Loss”).  No Casualty Loss to Equipment shall relieve Borrower from the obligation to pay the installment payments or from any other obligation under this Agreement.  In the event of Casualty Loss to any item of Equipment, Borrower shall immediately notify Lender of the same and Borrower shall, if so directed by Lender, immediately repair the same.  If Lender determines that any item of Equipment has suffered a Casualty Loss beyond repair (“Lost Equipment”), then Borrower, at the option of Lender, shall:  (1) upon receipt of any insurance proceeds for the Lost Equipment replace the Lost Equipment with similar equipment in good repair, condition and working order free and clear of any Liens and deliver to Lender a bill of sale covering the replacement equipment, in which event such replacement equipment shall automatically be Equipment under this Agreement; or (2) upon receipt of any insurance proceeds for the Lost Equipment but no more than 180 days after the date of the Casualty Loss, pay to Lender all amounts then due and payable by Borrower under this Agreement for the Lost Equipment plus the remaining principal balance for such Lost Equipment as of the date of the Casualty Loss as determined by Lender’s records.  Upon payment by Borrower of all amounts due under the above clause (2), the security interest of the Lender in the Lost Equipment will terminate.

5.  TAXES.  Borrower will pay promptly when due all taxes, assessments and governmental charges upon or against Borrower, the Collateral or the property or operations of Borrower, in each case before same becomes delinquent and before penalties accrue thereon, unless and to the extent that same are being contested in good faith by appropriate proceedings.

6.  GENERAL INDEMNITY.  Borrower assumes all risk and liability for, and shall defend, indemnify and keep Lender harmless on an after-tax basis from, any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs and expenses, including reasonable attorney fees and expenses, of whatsoever kind and nature imposed on, incurred by or asserted against Lender, in any way relating to or arising out of the manufacture, purchase, acceptance, rejection, ownership, possession, use, selection, delivery,  operation, condition, sale, return or other disposition of the Equipment or any part thereof (including, without limitation, any claim for latent or other defects, whether or not discoverable by Borrower or any other person, any claim for negligence, tort or strict liability, any claim under any environmental protection or hazardous waste law and any claim for patent, trademark or copyright infringement).  Borrower will not indemnify Lender under this section for loss or liability caused directly and solely by the negligence or willful misconduct of Lender.  In this section, “Lender” also includes any director, officer, employee, agent, successor or assign of Lender.  Borrower’s obligations under this section shall survive the expiration, cancellation or termination of this Agreement.

7.  PERSONAL PROPERTY.  Borrower represents and agrees that the Equipment is, and shall at all times remain, separately identifiable personal property.  Upon Lender’s request, Borrower shall use commercially reasonable efforts to furnish Lender a landlord’s and/or mortgagee’s waiver and consent to remove all Equipment. Lender may display notice of its interest in the Equipment by any reasonable identification.  Borrower shall not alter or deface any such indicia of Lender’s interest.

8.  FINANCIAL REPORTS.  Borrower agrees to furnish to Lender:  (a) annual financial statements setting forth the financial condition and results of operation of Borrower (financial statements shall include balance sheet, income statement and changes in financial position and all notes thereto) within 120 days of the end of each fiscal year of Borrower; (b) quarterly financial statements setting forth the financial condition and results of operation of Borrower within 60 days of the end of each of the first three fiscal quarters of Borrower; and (c) such other financial information as Lender may from time to time reasonably request including, without limitation, financial reports filed by Borrower with federal or state regulatory agencies to the extent Borrower may disclose such other financial information without violating the Securities Exchange Act of 1934 or any rule or regulation of the Securities and Exchange Commission.  All such financial information shall be prepared in accordance with generally accepted accounting principles.  If Borrower fails to furnish the annual financial statements to Lender within 30 days of Lender’s written request, then Lender may, at its option, charge Borrower a non-performance fee equal to all the installment payments due under this Agreement for the then current month (unless otherwise prohibited by law) and such fees shall be payable by Borrower on demand.

9.  NO CHANGES IN BORROWER.  Borrower shall not:  (a) liquidate, dissolve or suspend business; (b) sell, transfer or otherwise dispose of all or a majority of its assets, except that Borrower may sell its inventory in the ordinary course of its business; (c) enter into any merger, consolidation or similar reorganization unless it is the surviving corporation; (d) transfer all, or any substantial part of, its operations or assets outside of the United States of America; or (e) without 15 days advance written notice to Lender, change its name or chief place of business.

10.  REPRESENTATIONS.  Borrower represents and warrants that:  (a) Borrower is organized, validly existing, and in good standing under the laws of one of the states of the United States; (b) Borrower is qualified to do business in, and is in good standing under the laws of, each other state in which it conducts its business and in which the Equipment is located, except to the extent such failure would not have a material adverse effect on the Borrower’s business or the Collateral; (c) Borrower has the power, and is duly authorized to enter into, this Agreement and the Note and to execute and deliver to Lender, now and from time to time hereafter, additional instruments, resolutions, agreements and other instruments or documents relating to the Obligation owed to Lender; (d) Borrower has, by proper action, authorized and empowered those persons whose signatures appear in this Agreement, the Note, and any instruments, documents and exhibits that have been delivered in connection herewith, to execute the same for and on its behalf; (e)  this Agreement, the Note, and each related document constitute a legal, valid, and binding obligation of Borrower enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity; (f) this Agreement and the Note evidence a loan made primarily for business, commercial or agricultural purposes and not primarily for personal, family, or household purposes; (g) the Equipment is not, and will not, be registered under the laws of any foreign country; (h) the Equipment is, and shall remain at all times, eligible for registration under the Act (as defined in Section 20 hereof); (i) the Equipment shall be based in, and primarily used in, the United States all as required by the Act; and (j) the Equipment will not be used in violation of any law, regulation, ordinance or policy of insurance affecting the maintenance, use or flight of the Equipment; and (k) Borrower qualifies as a citizen of the United States as defined in the Act and will continue to qualify as a United States citizen in all respects.

11.  OTHER DOCUMENTS; EXPENSES; APPOINTMENT OF ATTORNEY-IN-FACT.  Borrower hereby irrevocably appoints Lender or its designee as Borrower’s attorney in fact, with full authority in the place instead of Borrower, from time to time in Lender’s discretion upon, during, and after an event of default, to take any action and to execute any instrument which Lender may deem necessary or advisable to accomplish the purposes of this Agreement, including without limitation, (a) to perfect and continue to perfect the security interests created by this Agreement, including without limitation to prepare, sign, amend, file, or record a Uniform Commercial Code financing statement in the place of Borrower and in the name of Borrower; (b) to ask, demand, collect or sue for, recover, compound, receive and give acquittance in receipts for any monies due or become due under or in respect for any Collateral; (c) to receive, endorse and collect any drafts or other instruments, documents and chattel paper, in connection with the Collateral; and (d) to file any claims or take any action or institute any proceeding which Lender may deem necessary or desirable for the collection of any Collateral or otherwise to enforce the rights of Lender in the Collateral.  Borrower agrees to sign and deliver to Lender any additional documents deemed desirable by Lender to effect the perfection of Lender’s security interest in the Collateral.  Borrower shall pay upon Lender’s request any out-of-pocket costs and expense paid or incurred by Lender in connection with the above terms of this Agreement or the funding and closing of this Agreement.

12.  EVENTS OF DEFAULT.  Each of the following events shall constitute an event of default under this Agreement and the Note:  (a) Borrower fails to pay any installment payment or other amount due under this Agreement or the Note within ten days of its due date; or (b) Borrower fails to perform or observe any of its obligations in Sections 3, 9, or 18 hereof; or (c) Borrower fails to perform or observe any of its other obligations in this Agreement or the Note within 30 days after Lender notifies Borrower of such failure; or (d) any statement, representation or warranty made by Borrower in this Agreement or in any document, certificate or financial statement in connection with this Agreement proves at any time to have been untrue or misleading in any material respect as of the time when made; or (e) Borrower becomes insolvent or bankrupt, or Borrower admits its inability to pay its debts as they mature, or Borrower makes an assignment for the benefit of creditors, or Borrower applies for, institutes or consents to the appointment of a receiver, trustee or similar official for Borrower or any substantial part of its property or any such official is appointed without Borrower’s consent, or Borrower applies for, institutes or consents to any bankruptcy, insolvency, reorganization, debt moratorium, liquidation or similar proceeding relating to Borrower or any substantial part of its property under the laws of any jurisdiction or any such proceeding is instituted against Borrower without stay or dismissal for more than 60 days, or Borrower commences a winding up of its affairs, or Borrower ceases to do business as a going concern; or (f) with respect to any guaranty, letter of credit, pledge agreement, security agreement, mortgage, deed of trust, debt subordination agreement or other credit enhancement or credit support agreement (whether now existing or hereafter arising) signed or issued by any party in connection with all or any part of Borrower’s obligations under this Agreement, the party signing or issuing any such agreement defaults in its obligations thereunder or any such agreement shall cease to be in full force and effect or shall be declared to be null, void, invalid or unenforceable by the party signing or issuing it.

As used in this section 12, the term “Borrower” also includes any guarantor (whether now existing or hereafter arising) of all or any part of Borrower’s obligations under this Agreement and/or any issuer of a letter of credit (whether now existing or hereafter arising) relating to all or any part of Borrower’s obligations under this Agreement, and the term “Agreement” also includes any guaranty or letter of credit (whether now existing or hereafter arising) relating to all or any part of Borrower’s obligations under this Agreement.

13.  RIGHTS UPON DEFAULT.  If any event of default exists, Lender may exercise in any order one or more of the remedies described in the lettered subparagraphs of this section, and Borrower shall perform its obligations imposed thereby:

(a)  Lender may require Borrower to turnover any and all Collateral to Lender.

(b)  Lender or its agent may repossess any or all Collateral wherever found, may enter the premises where the Collateral is located and disconnect, render unusable and remove it, and may use such premises without charge to store or show the Collateral for sale.

(c)  Lender may sell any or all Collateral at public or private sale, with or without advertisement or publication, may lease or otherwise dispose of it or may use, hold or keep it.

(d)  Lender may require Borrower to pay to Lender on a date specified by Lender,  (i) all accrued and unpaid interest, late charges and other amounts due under the Note or this Agreement as of such date, plus (ii) the remaining principal balance of the Note as of such date, plus (iii) interest at the Overdue Rate on the total of the foregoing (“Overdue Rate” means an interest rate per annum equal to the higher of 12% or 2% over the Prime Rate, but not to exceed the highest rate permitted by applicable law).  If an event of default under section 12(f) of this Agreement exists, then Borrower will be automatically liable to pay Lender the foregoing amounts as of the next installment payment date under the Note unless Lender otherwise elects in writing.

(e)  Borrower shall pay all reasonable costs, expenses and damages incurred by Lender because of the event of default or its actions under this section, including, without limitation any collection agency and/or attorney fees and expenses, any costs related to the repossession, safekeeping, storage, repair, reconditioning or disposition of the Collateral.

(f)  Lender may sue to enforce Borrower’s performance of its obligations under the Note and this Agreement and/or may exercise any other right or remedy then available to Lender at law or in equity.

Lender is not required to take any legal process or give Borrower any notice before exercising any of the above remedies.  If Lender is required to give notice, 10 calendar days advanced notice is reasonable notification.  None of the above remedies is exclusive, but each is cumulative and in addition to any other remedy available to Lender.  Lender’s exercise of one or more remedies shall not preclude its exercise of any other remedy.  No action taken by Lender shall release Borrower from any of its obligations to Lender.  No delay or failure on the part of Lender to exercise any right hereunder shall operate as a waiver thereof nor as an acquiescence in any default, nor shall any single or partial exercise of any right preclude any other exercise thereof or the exercise of any other right.  After any default, Lender’s acceptance of any payment by Borrower under the Note or this Agreement shall not constitute a waiver by Lender of such default, regardless of Lender’s knowledge or lack of knowledge at the time of such payment, and shall not constitute a reinstatement of the Note or this Agreement if this Agreement has been declared in default by Lender, unless Lender has agreed in writing to reinstate this Agreement and to waive the default. With respect to any Collateral or any Obligation, Borrower assents to all extensions or postponements to the time of payment thereof or any other indulgence in connection therewith, to each substitution, exchange or release of Collateral, to the release of any party primarily or secondarily liable, to the acceptance of partial payment thereof or to the settlement or compromise thereof, all in such matter and such time or times as Lender may deem advisable.

If Lender actually repossesses any Collateral, then it will use commercially reasonable efforts under the then current circumstances to attempt to mitigate its damages; provided, that Lender shall not be required to sell, lease or otherwise dispose of any Collateral prior to Lender enforcing any of the remedies described above.  Lender may sell or lease the Collateral in any manner it chooses, free and clear of any claims or rights of Borrower and without any duty to account to Borrower with respect thereto except as provided below.  If Lender actually sells or leases the Collateral, it will credit the net proceeds of any sale of the Collateral, or the net present value (discounted at the then current Prime Rate) of the rents payable under any new lease of the Collateral, against the amounts Borrower owes Lender.  The term “net” as used above shall mean such amount after deducting the costs and expenses described in clause (e) above of this section. Borrower shall remain liable for any deficiency if the net proceeds are insufficient to pay all amounts to which Lender is entitled hereunder.

14.  LATE CHARGES.  If any installment payment or other amount payable under the Note or this Agreement is not paid when due, then as compensation for the administration and enforcement of Borrower’s obligation to make timely payments, Borrower shall pay with respect to each overdue payment on demand an amount equal to the greater of fifteen dollars ($15.00) or five percent (5%) of the each overdue payment (but not to exceed the highest late charge permitted by applicable law) plus any collection agency fees and expenses.

15.  LENDER’S RIGHT TO PERFORM.  If Borrower fails to make any payment under this Agreement or fails to perform any of its other obligations in this Agreement (including, without limitation, its agreement to provide insurance coverage), Lender may itself make such payment or perform such obligation, and the amount of such payment and the amount of the expenses of Lender incurred in connection with such payment or performance shall be deemed to be additional principal under the Note which is payable by Borrower on demand.

16.  NOTICES; POWER OF ATTORNEY.  (a) Service of all notices under this Agreement shall be sufficient if given personally or couriered or mailed to the party involved at its respective address set forth herein or at such other address as such party may provide in writing from time to time.  Any such notice mailed to such address shall be effective three days after deposit in the United States mail with postage prepaid.  (b) With respect to any power of attorney covered by this Agreement, the powers conferred on Lender thereby:  are powers coupled with an interest; are irrevocable; are solely to protect Lender’s interests under this Agreement; and do not impose any duty on Lender to exercise such powers.  Lender shall be accountable solely for amounts it actually receives as a result of its exercise of such powers.

17.  ASSIGNMENT BY LENDER.  Lender and any assignee of Lender,  may, upon ten (10) days’ prior written notice to Borrower, with or without consent of Borrower, sell, assign, transfer or grant a security interest in all or any part of Lender’s rights, obligations, title or interest in the Collateral, the Note, this Agreement, or the amounts payable under the Note or this Agreement to any entity (“transferee”).  The transferee shall succeed to all of Lender’s rights in respect to this Agreement (including, without limitation, all rights to insurance and indemnity protection described in this Agreement).  Borrower agrees to sign any acknowledgment and other documents reasonably requested by Lender or the transferee in connection with any such transfer transaction.  Borrower, upon receiving notice of any such transfer transaction, shall comply with the terms and conditions thereof.  Borrower agrees that it shall not assert against any transferee any claim, defense, setoff, deduction or counterclaim which Borrower may now or hereafter be entitled to assert against Lender.

18.  NO ASSIGNMENT OR LEASING BY BORROWER.  BORROWER SHALL NOT, DIRECTLY OR INDIRECTLY, (a) MORTGAGE, ASSIGN, SELL, TRANSFER, OR OTHERWISE DISPOSE OF INTEREST IN THIS AGREEMENT OR THE COLLATERAL OR ANY PART THEREOF, OR (b) LEASE, RENT, LEND OR TRANSFER POSSESSION OR USE (OTHER THAN USE IN THE ORDINARY COURSE OF BORROWER’S BUSINESS) OF THE EQUIPMENT OR ANY PART THEREOF TO ANY PARTY, OR (c) CREATE, INCUR, GRANT, ASSUME OR ALLOW TO EXIST ANY LIEN ON ITS INTEREST IN THIS AGREEMENT, THE COLLATERAL OR ANY PART THEREOF.

19. TERMINATION. This Agreement shall continue in effect until the Obligations have been indefeasibly paid and performed in full.  Upon termination of this Agreement, Lender shall, at Borrower’s expense, take such actions and file such documents as may be necessary or desirable to release the Collateral from this Agreement.

20.  CERTAIN DEFINITIONS.  “Act” means subtitle VII of Title 49 of the United States Code. “Financed Amount” for any item of Equipment shall mean the amount set forth on the Schedule A-1 that corresponds to that item of Equipment.  “Lien” means any security interest, lien, mortgage, pledge, encumbrance, judgment, execution, attachment, warrant, writ, levy, other judicial process or claim of any nature whatsoever by or of any person.  “Prime Rate” means the prime rate of interest announced from time to time as the prime rate by Bank One, NA (or its successors or assigns); provided, that the parties acknowledge that the Prime Rate is not intended to be the lowest rate of interest charged by said bank in connection with extensions of credit.  All terms defined herein are equally applicable to both the singular and plural form of such terms.

21.  CONDITIONS.  Lender is not obligated to make any loan or disburse any principal hereunder unless: (a)  Lender has received the Note signed by the Borrower; (b) Lender has received evidence of all required insurance; (c) in Lender’s sole judgment, there has been no material adverse change in the financial condition or business of Borrower or any guarantor; (d) Borrower has signed and delivered to Lender this Agreement and Lender has signed and accepted this Agreement; (e) Lender has received the documents and instruments and evidence as to satisfaction of the matters specified in any Schedule 2 which may be attached hereto, each of which shall be satisfactory to Lender in form and substance and each document or instrument to be duly authorized, executed and delivered and in full force and effect;  (f) Lender has received, in form and substance satisfactory to Lender, such other documents and information as Lender shall reasonably request; and (g)  Borrower has satisfied all other reasonable conditions established by Lender.

22.  USURY.  It is not the intention of the parties to this Agreement to make an agreement violative of the laws of any applicable jurisdiction relating to usury (“Usury Laws”).  Regardless of any provision in this Agreement, the Note, or any document in connection therewith, Lender shall not be entitled to receive, collect or apply, as interest on any Obligation, any amount in excess of the Maximum Amount (the “Excess”).  As used herein, “Maximum Amount” shall mean the maximum amount of interest which would have accrued if the unpaid principal amount of the Obligation outstanding from time to time had borne interest each day at the maximum amount of interest which lender is permitted to charge on the Obligation under the Usury Laws.  If Lender ever receives, collects or applies as interest any Excess, such Excess shall be deemed a partial repayment of principal and treated hereunder as such; and if principal is paid in full, any remaining Excess shall be paid to Borrower.  In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Amount, Borrower and Lender shall, to the maximum extent permitted under the Usury Laws, (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effect thereof, and (c) amortize, prorate, allocate and spread in equal parts, the total amount of interest throughout the entire contemplated term of the Obligation so that the interest rate is uniform throughout the entire term of the Obligation; provided that if the Obligation is paid and performed in full prior to the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Amount, Lender shall refund to Borrower the Excess, and, such event shall not be subject to any penalties provided by the Usury Laws.

23.  GOVERNING LAW.  THE INTERPRETATION, CONSTRUCTION AND VALIDITY OF THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF OHIO.

24.  MISCELLANEOUS.  (a) Subject to the limitations herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, administrators, successors and assigns.  (b) This Agreement may be executed in any number of counterparts, which together shall constitute a single instrument.  (c) Section and paragraph headings in this Agreement are for convenience only and have no independent meaning.  (d) The terms of this Agreement shall be severable and if any term thereof is declared unconscionable, invalid, illegal or void, in whole or in part, the decision so holding shall not be construed as impairing the other terms of this Agreement and this Agreement shall continue in full force and effect as if such invalid, illegal, void or unconscionable term were not originally included herein.  (e) All indemnity obligations of Borrower under this Agreement and all rights, benefits and protections provided to Lender by warranty disclaimers shall survive the cancellation, expiration or termination of this Agreement.  (f) Lender shall not be liable to Borrower for any indirect, consequential or special damages for any reason whatsoever.  (g) This Agreement may be amended, but only by a written amendment signed by Lender and Borrower.  (h) If this Agreement is signed by more than one Borrower, each of such Borrowers shall be jointly and severally liable for payment and performance of all of Borrower’s obligations under this Agreement. (i) This Agreement represents the final, complete and entire agreement between the parties hereto, and there are no oral or unwritten agreements or understandings affecting this Agreement or the Collateral.  (j) Borrower agrees that Lender is not the agent of any manufacturer or supplier, that no manufacturer or supplier is an agent of Lender, and that any representation, warranty or agreement made by manufacturer, supplier or by their employees, sales representatives or agents shall not be binding on Lender.

24.  GOVERNMENT REGULATION.   Borrower shall not (a) be or become subject, at any time, to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Lender from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower or (b) fail to provide documentary and other evidence of Borrower’s identity as may be requested by Lender at any time to enable Lender to verify Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

25. USA PATRIOT ACT NOTIFICATION.  The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrower: When Borrower opens an account, if Borrower is an individual, Lender will ask for Borrower’s name, tax payer identification number, residential address, date of birth, and other information that will allow Lender to identify Borrower, and if Borrower is not an individual, Lender will ask for Borrower’s name, taxpayer identification number, business address, and other information that will allow Lender to identify Borrower.  Lender may also ask, if Borrower is an individual, to see Borrower’s driver’s license or other identifying documents, and if Borrower is not an individual, to see Borrower’s legal organizational documents or other identifying documents.

ALL PARTIES TO THIS AGREEMENT, INCLUDING LENDER AND THE UNDERSIGNED, IRREVOCABLY CONSENT TO THE JURISDICTION AND VENUE OF ANY STATE OR FEDERAL COURT IN OHIO, AND WAIVE ALL RIGHTS TO TRIAL BY JURY, IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY ON ANY MATTER WHATSOEVER ARISING OUT OF, IN CONNECTION WITH OR IN ANY WAY RELATED TO THE NOTE OR THIS AGREEMENT.

JETRIDE, INC		Accepted By:
(Borrower)		BANC ONE LEASING CORPORATION

By:	/s/ Gary W. Qualmann	By:	/s/ Stacy R. Roth

Title:	CFO	Title:	Financing Manager

Witness:	/s/ John Gordon	Acceptance Date:	June 30, 2004

SCHEDULE A-1

Loan No. 1000119650

Financed Amount: $5,000,000.00

DESCRIPTION OF EQUIPMENT

Airframe Make/Model:	LEARJET INC. MODEL 60

Airframe Serial No.:	126

U.S. Identification No.:	N160AN

Engine Quantity/Make/Model:	2 PRATT & WHITNEY 305A

Engine Serial No(s).:	PCE-CA0088 AND PCE-CA0089

Together with all engines, propellers, avionics, communication equipment, navigation equipment, instruments, accessories, attachments, parts, appurtenances, accessions, furnishings and other equipment attached to, installed in or relating to any of the foregoing property and all maintenance and service logs and records relating to the foregoing property.

Each engine has 750 or more rated takeoff horsepower or the equivalent of such horsepower.

The Equipment shall be based at the following location:

Birmingham Airport, 5900 Airport Highway, Birmingham, Jefferson, AL 35212

Name of Airport and  Street Address                   City         County  State

This Schedule A-1 is attached to, and made a part of, the Loan and Security Agreement with the Loan Number referenced above and contains a true and accurate description of the Equipment.

JETRIDE, INC.
(Borrower)

By:	/s/ Gary W. Qualmann

Title:	CFO

SCHEDULE 2

Attached to Loan and Security Agreement for Loan No. 1000119650

ADDITIONAL CONDITIONS TO FUNDING THE LOAN*

1.                                       Airnet Systems, Inc. shall execute and deliver to Lender an absolute and unconditional guarantee of all obligations of Borrower under the Loan and Security Agreement and the Note.

2.                                       Lender shall receive and find acceptable the maintenance and service logs and records relating to the Collateral.

3.                                       Lender shall receive terminations or releases of liens in a form recordable with the Federal Aviation Administration from all creditors with a lien on any part of the Collateral as shown in the FAA lien records.

4.                                       Lender shall receive UCC-3 terminations or release of liens in recordable form from all creditors with a lien on any part of the Collateral as shown in state or local lien records.

* The inclusion of additional funding conditions in this Schedule 2 shall not limit the generality of the conditions set forth in the Agreement.

JETRIDE, INC.
(Borrower)

By:	/s/ Gary W. Qualmann

Title:	CFO

SCHEDULE 3

AIRCRAFT LOAN INSURANCE REQUEST LETTER

(Date)

(Agent)

(Street Address)

(City, State, Zip)

(Telephone Number)

Dear Agent:

Banc One Leasing Corporation (“BOLC”) requires proof of acceptable insurance coverage before the loan transaction can close.  The requirements identified below must stay in full effect throughout the term of the transaction.

1.               The certificate of insurance must be issued directly to Banc One Leasing Corporation and shall be issued by a company having an A.M. Best Rating of at least A with a Financial Size Category of at least VII.

2.               The certificate of insurance must be executed.

3.               The insurance must be primary and any insurance maintained by BOLC or any other loss payee will be in excess and non-contributory.

4.               Policies must include a Waiver of Subrogation in favor of “Banc One Leasing Corporation, its parent and affiliates, successors or assigns”.

5.               Policies must include a thirty (30) day prior written Notice of Cancellation to the Certificate Holder.  Such notice must be directed by certified mail to: Banc One Leasing Corporation, 1111 Polaris Parkway, Suite A3, Columbus, Ohio 43240, Attn:  Insurance Dept.

6.               PHYSICAL DAMAGE

a.               Replacement cost coverage for the equipment identified on the attached Schedule A-1, which is estimated to be $5,000,000.00.

b.              “Banc One Leasing Corporation, its parent and affiliates, successors or assigns” shall be named as Loss Payee.

c.               Breach of Warranty in favor “Banc One Leasing Corporation, its parent and affiliates, successors or assigns”.

d.              War Risk Endorsement, which shall include hijacking and terrorism, in favor of “Banc One Leasing Corporation, its parent and affiliates, successors or assigns” for the amount identified in 6a.

7.  The certificate of insurance shall evidence liability coverage in the minimum amount of $50 million.

Please immediately send proof of the above insurance requirements VIA FACSIMILE TRANSMITTAL 614-213-0748.

PLEASE REFERENCE THE COMPLETE LOAN NUMBER AS LISTED BELOW FOR TRACKING PURPOSES.

THANK YOU.

Sincerely,
JETRIDE, INC.

/s/ Gary W. Qualmann
(By)
1000119650
(Loan Number)